News

FOR:	SIX FLAGS, INC.
CONTACT:	Jim Dannhauser, Chief Financial Officer
122 East 42nd Street
New York, NY 10168
(212) 599-4693

KCSA	Joseph A. Mansi/Erika Levy
CONTACTS:	(212) 896-1205 / (212) 896-1208
jmansi@kcsa.com / elevy@kcsa.com

FOR IMMEDIATE RELEASE

SIX FLAGS PRICES $260,000,000 CONVERTIBLE DEBT OFFERING

NEW YORK, November 16, 2004 – Six Flags, Inc. (NYSE: PKS) announced today that it has priced a public offering of $260,000,000 aggregate principal amount of convertible senior notes due 2015. The notes were offered at par. The notes carry an annual coupon of 4.5%. Except during specified non-convertibility periods, the notes are convertible into common stock at an initial conversion rate of 157.4803 shares of common stock for each $1,000 principal amount of notes, representing an initial conversion price of $6.35. The initial conversion price represents a premium of 20% to the closing price of Six Flags’ common stock on November 15, 2004 which was $5.29. Upon conversion of the notes, Six Flags has the option to deliver common stock, cash or a combination of cash and common stock. Six Flags has also granted the underwriter an option to purchase up to an additional $39,000,000 aggregate principal amount of the notes solely to cover over-allotments, if any. Six Flags intends to use the net proceeds from this offering to repurchase or redeem a portion of its existing 9 1/2 % Senior Notes due 2009 and 8 7/8% Senior Notes due 2010. The offering is expected to close on November 19, 2004.

Lehman Brothers Inc. is the sole manager of this offering.

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11501 Northeast Expressway • Oklahoma City, Oklahoma 73131• Tel: 405-475-2500 • Fax: 405-475-2555
122 East 42nd Street • 49th Floor • New York, New York 10168 • Tel: 212-599-4690 • Fax: 212-949-6203

SIX FLAGS PRICES $260,000,000 CONVERTIBLE DEBT OFFERING
NOVEMBER 16, 2004

The convertible notes will be sold pursuant to the Company’s shelf registration statement. This news release shall not constitute an offer to sell or a solicitation of an offer to buy the convertible senior notes. The offering will only be made by means of a prospectus. When available, a copy of the prospectus supplement and related base prospectus concerning the offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone (631) 254-7106.

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The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

This release and prior releases are available on the Company’s website at www.sixflags.com.

You may register to receive Six Flags, Inc. future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit™” icon at www.kcsa.com.